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                                                                     EXHIBIT 4.3

                           INTERNATIONAL ISOTOPES INC.

               Certificate of Designation, Preferences and Rights

                     of Preferred Stock by Resolution of the

                       Board of Directors Providing for an

                       Issue of 10,000 Shares of Preferred

                                Stock Designated

               Series A 5% Convertible Redeemable Preferred Stock

                                ----------------

         We, Carl W. Seidel, President, and Virgil L. Simmons, of International Isotopes Inc., a Texas corporation (the "Company"), in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, do HEREBY
CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company (hereinafter referred to as the "Articles of Incorporation"), said Board of Directors has duly adopted the following resolution effective May 17, 1999 providing for the issuance of a series of Preferred Stock, designated "Series A 5% Convertible Redeemable Preferred Stock."

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors hereby authorizes and provides for the issue of a series of Convertible Redeemable Preferred Stock, $.01 par value per share, of the Company to be designated as Series A 5% Convertible Redeemable Preferred Stock, consisting of 10,000 shares, and does hereby fix, state and express the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as set forth in Exhibit A hereto.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Carl W. Seidel, its President and Virgil L. Simmons, its Secretary, this ______ day of May, 1999. The date of adoption of this resolution is the 17th day of May, 1999.

                                   INTERNATIONAL ISOTOPES INC.

                                   By:
                                       ------------------------------

                                   Name: Carl W. Seidel, President

                                   By:
                                       ------------------------------

                                   Name:  Virgil L. Simmons, Secretary


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                                    EXHIBIT A

                                   ARTICLE I

           DESIGNATION, AMOUNT, PAR VALUE, LIQUIDATION VALUE AND RANK

         1.1 The series of preferred stock shall be designated as Series A 5% Convertible Redeemable Preferred Stock, ("Series A Preferred Stock" or "Preferred Stock"), and the number of shares so designated shall be up to 10,000 (which shall not be subject to increase without the consent of each of the holders of the Series A Preferred Stock ("Holders")). Each share of Preferred Stock, $.01 par value per share, shall have a liquidation value of $1,000 per share (the "Liquidation Value").

         1.2 The Series A Preferred Stock shall rank senior to the Junior Securities as to dividends, distributions and upon liquidation, dissolution or winding up. No class of equity securities of the Company shall be senior to the Series A Preferred Stock as to dividends, distributions and upon liquidation, dissolution or winding up.

                                   ARTICLE II

                                    DIVIDENDS

         2.1 Holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Liquidation Value per share) equal to 5% per annum, payable quarterly, on January 15, April 15, July 15 and October 15 of each year (each a "Dividend Payment Date") commencing on October 15, 1999, in cash or shares of Common Stock, as set forth in Section 2.2, at the option of the Company. The "Record Date" for any dividend payment is the close of business on January 1, April 1, July 1 or October 1, as the case may be, whether or not a Business Day, immediately preceding the Dividend Payment Date on which such dividend is payable. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 365-day year (or 366-day year for any leap year), shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends of the Preferred Stock for any shares which are being converted shall be paid on the date on which such Preferred Stock is converted. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder.

         2.2 Dividends may, at the Company's option be paid in shares of Common Stock calculated based upon the Average Price on the date such dividends are due. It shall be assumed that the Company shall elect to make all payments of dividends in cash, unless the Company shall have given written notice to each Holder not less than four (4) Business Days' prior to the applicable Dividend Payment Date of its intention to pay such dividends in Common Stock. Notwithstanding anything to the contrary contained herein, the Company may not issue



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shares of Common Stock in payment of the dividends if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay dividends hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved (pursuant to Section 3.6(b) of the Purchase Agreement) for issue for full conversion of all shares of Preferred Stock issued pursuant to the Purchase Agreement; (ii) such shares are not either registered for resale pursuant to the Registration Statement (as defined in the Registration Rights Agreement) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares, subject to receipt from the Holder of a representation from such Holder that it is not an Affiliate of the Company; (iii) such shares are not listed or quoted on the Nasdaq or a Subsequent Market; or (iv) the issuance of such shares would result in the recipient thereof beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock as determined in accordance with Section 7.4.

         2.3 So long as any Preferred Stock shall remain outstanding or unconverted, except pursuant to existing agreements of the Company on the date hereof, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

                                  ARTICLE III

                                  VOTING RIGHTS

         3.1 Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of more than 75% of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its, or their, Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (d) increase the authorized number of shares of Preferred Stock, (e) sell all or substantially all of its, or their, assets, (f) merge with or into another company, in the event that the Company will not be the surviving entity or (g) enter into any agreement with respect to the foregoing.

                                   ARTICLE IV

                                   LIQUIDATION

         4.1 Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred



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Stock an amount equal to the Liquidation Value, plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the Holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders then the entire assets to be distributed to the Holders and the Holders of all securities ranking pari passu to the Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company or the consummation by the Company of a transaction or series of related transactions in which more than 40% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Article VII. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

                                   ARTICLE V

                                   CONVERSION

         5.1 RIGHT OF HOLDERS TO CONVERT PREFERRED STOCK INTO COMMON STOCK.

         (a) Conversion Price. Subject to and upon compliance with the provisions of this Section 5.1, each share of Preferred Stock (and any declared but unpaid dividends thereon) may, at any time at or before the close of business on May 20, 2002 be converted into duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock at a conversion price of $11.86 per share to be adjusted as set forth in Section 5.1(b), and subject to the provisions of this Article V (the "Conversion Price").

        [PARAGRAPH (b) SHALL NOT APPEAR IN THE CERTIFICATE OF DESIGNATION
                          ISSUED IN THE THIRD CLOSING]

         (b) Quarterly Adjustments of Conversion Price. At 5:00 p.m. on October 15, 1999 and on each Dividend Payment Date thereafter (each, a "Reset Date"), subject to the last sentence of this Section 5.1(b), the Conversion Price shall be adjusted to be equal to the Average Price on such Reset Date. The Holder shall send written notice to the Company of the Conversion Price, as adjusted pursuant to this paragraph, together with computation of such adjusted Conversion Price and the computation of the average Per Share Market Value for each such ten-day period, no later than the second (2nd) Business Day after the Reset Date. The Conversion Price shall be deemed to be adjusted to such new Conversion Price unless the Company notifies the Holder within two (2) Business Days after receipt of such written notice from the Holder that the Company disagrees with the computation of such adjustment. If the Holder and the Company fail to agree upon the adjusted Conversion Price within one (1) Business Day after the Company has given such notice, the Conversion Price shall be computed promptly by a securities firm acceptable to both the Holder and the Company, and such computation shall be final; provided, however, that the Conversion Price shall always be greater than or equal to $7.00 per share but in no event shall the Conversion Price exceed $11.86.


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         (c) Notice of Conversion. If an adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place pursuant to Articles V or VII, then the conversion described in Section 5.1(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted. The Purchaser desiring to make a conversion shall deliver to the Company, during usual business hours of the Company's office, or, at the Purchaser's option, to the Company's transfer agent during its usual business hours (with a copy to the Company), a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a "Notice of Conversion"), accompanied, if required, by the stock certificate(s) evidencing the shares of Preferred Stock which are to be converted.

         5.2 ADJUSTMENT FOR DIVIDENDS; INTEREST PAYMENT AFTER CONVERSION. No payment or adjustment will be made for dividends on any Common Stock except as provided herein. On conversion of shares of Preferred Stock, any declared but unpaid dividends thereon attributable to the period from the Original Issuance Date to the Conversion Date with respect to the converted shares of Preferred Stock shall not be canceled, extinguished or forfeited, but rather shall be paid in full to the Holder thereof by the payment of an amount of shares of Common Stock valued at the Average Price equal thereto; provided, however, that the Company shall pay such amount in cash if the Holder provides the Company with ten (10) days prior written notice of its intention to be paid in cash.

         5.3 ISSUANCE OF SHARES UPON CONVERSION.

         (a) As promptly as practicable, but in any event no later than two (2) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any certificates for shares of Preferred Stock for conversion, the Company shall deliver or cause to be delivered to the Holder of the Preferred Stock delivering such Notice of Conversion, or such Holder's designee, a certificate or certificates representing the number of duly authorized, validly issued, fully-paid and nonassessable shares of Common Stock, into which such shares of Preferred Stock may be converted in accordance with the provisions of this Article V. Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Company, as long as, if required, the Preferred Stock being converted are promptly delivered to the Company and the rights of the Holder of such Preferred Stock as a Holder (subject to the Company's satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the shares of Preferred Stock that such Holder would have held had the shares of Preferred Stock converted into Underlying Shares not been so converted (the "Converted Preferred Stock"), the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Preferred Stock, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time (the "Conversion Date"). Subject to paragraph 5.3(b), if any certificated shares of Preferred Stock are converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, as requested by such Holder, a new Preferred Stock certificate for the number of shares of Preferred Stock equal to the unconverted portion of such Preferred Stock certificate. Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties hereto agree that if the


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Company fails to deliver the shares of Common Stock required to be issued upon the conversion of such shares of Preferred Stock under this Section 5.3 within the two (2) Trading Day period referred above, the Company shall pay to the Holder upon demand an amount of cash (at the Holder's option) equal to: (i) the commissions, discounts and similar expenses charged to the Holder in purchasing a number of shares of Common Stock no greater than the number of shares of Common Stock required to be issued upon the conversion of the Preferred Stock, or (ii) the product of (w) the number of shares of Common Stock required to be issued upon the conversion of the Preferred Stock, (x) the Per Share Market Value of such shares on the Conversion Date, (y) the number of days after such two (2) day period that such shares are not delivered to the Holder, and (z) 0.005.

         (b) Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender its certificate of Preferred Stock to the Company unless the entire amount of shares of Preferred Stock is so converted. The Holder and the Company shall maintain records showing the number of shares of Preferred Stock already converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Preferred Stock certificate(s) upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of shares of a Preferred Stock certificate is converted, the Holder may not transfer the Preferred Stock certificate unless the Holder first physically surrenders the certificate to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing the number of remaining unconverted shares of Preferred Stock. The Holder and any assignee, by acceptance of the Preferred Stock, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Preferred Stock certificate, the unpaid and unconverted shares of such Preferred Stock certificate may be less than the amount stated on the face thereof.

         (c) In lieu of delivering physical certificates representing the Conversion Shares, provided the Company's transfer agent is participating in the Depositary Trust Company Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and in compliance with the provisions of Sections 5.1 and 5.3, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of the Preferred Stock to the Holder by crediting the account of the Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

         (d) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates for shares of Common Stock pursuant to Section 5.3(a), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of any declared but unpaid dividends hereunder, by the second (2nd) Trading Day after the Conversion Date, and if after such second (2nd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in


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satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under
Section 5.3(a). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

         5.4 MANDATORY REDEMPTION ON MAY 20, 2002.

         (a) All outstanding and unconverted shares of Series A Preferred Stock on May 20, 2002 shall be redeemed by the Company pursuant to this Section 5.4 from funds or shares of Common Stock legally available therefor at a price per share equal to the purchase price as set forth in the Purchase Agreement plus any and all accrued but unpaid dividends. Thereafter, all shares of Series A Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated preferred stock. The Company, at its option, shall pay the redemption price either in cash or in shares of Common Stock valued at the Average Price on May 20, 2002.

         (b) If any portion of the applicable redemption price under Section 5.4(a) shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5.1 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within five Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event



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not later than five Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

                                   ARTICLE VI

                            REGISTRATION REQUIREMENTS

         6.1 RESERVATION OF SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon conversion of the Preferred Stock as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock into Common Stock (the "Reserved Amount"). The Company covenants that all shares of the Common Stock issued upon conversion of the Preferred Stock which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

         6.2 If, at any time a Holder of Preferred Stock submits a Notice of Conversion, and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), subject to Section 7.10, the Company shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of Preferred Stock which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion at which time the Conversion Price in respect thereof shall be the lesser of (i) the Per Share Market Value on the Conversion Default Date (as defined below) and (ii) the Per Share Market Value on the Conversion Date thereafter elected by the Holder in respect thereof. In addition, the Company shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (x) the sum of (1) the number of the Holder's then outstanding shares of Preferred Stock plus (2) any declared and unpaid dividends on such shares of Preferred Stock through the Authorization Date (as defined below) multiplied by
(y) .24, multiplied by (z) (N/365), where N equals the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of outstanding shares of Preferred Stock. The Company shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Company or that the Company otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Company shall send notice to the Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common


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Stock (at such time as there are sufficient authorized shares of Common Stock following the Authorization Date) at the applicable Conversion Price, at the Holder's option, as follows:

         (a) In the event Holder elects to take such payment in cash, cash payment shall be made to Holder by the fifth (5th) Business Day of the month following the month in which it has accrued; and

         (b) In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the lesser of the Conversion Price (as in effect at the time of conversion) and the Per Share Market Value (on the fifth day of the month referred to below) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares of Common Stock).

         6.3 The Holder's election shall be made in writing to the Company at any time prior to 9:00 p.m., New York City Time, on the third day of the month following the month in which Conversion Default payments have accrued. If no election is made, the Holder shall be deemed to have elected to receive cash. Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the conversion Default Payments) for the Company's failure to maintain a sufficient number of authorized shares of Common Stock, and each Holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

         6.4 Notwithstanding the foregoing, the provisions of Section 2(d) of the Registration Rights Agreement are incorporated herein by reference.

                                   ARTICLE VII

                         ADJUSTMENT OF CONVERSION PRICE

         7.1 ADJUSTMENT OF CONVERSION PRICE. In addition to any adjustment to the Conversion Price provided elsewhere in this Certificate of Designation, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

         (a) Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while the Preferred Stock is outstanding,
(a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of Capital Stock of the Company, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7.1(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.


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Notwithstanding the foregoing, if the Company shall combine outstanding shares of Common Stock into a smaller number of shares (a "reverse stock split") at any time prior to the twelve (12) month anniversary of the Closing Date, then the Conversion Price in effect immediately prior to such reverse stock split shall not be adjusted and shall remain in effect after giving effect to such reverse stock split.

         (b) Rights; Warrants. If the Company, at any time while the Preferred Stock is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

         (c) Subscription Rights. If the Company, at any time while the Preferred Stock is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 7.1(a) and (b) above), then in each such case the Conversion Price at which the Preferred Stock shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Holder; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser meeting the same qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

         (d) Rounding. All calculations under Section 7.1 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

         (e) Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to paragraphs 7.1(a), (b) or (c), the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.


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         (f) Redemption Events. The following are "Redemption Events" under this
Section 7.1(f): (A) any reclassification of the Common Stock, (B) any Change of Control, (C) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, (D) any suspension from listing or delisting of the Common Stock from the Nasdaq, the BSE, or any Subsequent Market on which the Common Stock is listed for a period of five consecutive days, (E) the Company's notice to any Holder of the Preferred Stock, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the conversion of any such Preferred Stock, or (F) a breach by the Company of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Registration Rights Agreement, the Warrant, this Certificate of Designation, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 2.1(a) of the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten days after the Company knows or reasonably should have known of the existence of such breach. On and after the date of any Redemption Event, the Holder shall have the option to require the Company to redeem (the "Redemption Right") in cash and subject to the terms of payment provisions set forth in
Section 5.3, from funds legally available therefor at the time of such redemption, the Holder's shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Preferred Stock at a price per share equal to the product of (i) the Average Price immediately preceding the effective date, the date of the closing, date of occurrence or the date of the announcement, as the case may be, of the Redemption Event triggering such Redemption Right and (ii) the number of shares of Common Stock of the Company into which the Preferred Stock could have been converted immediately prior to such Redemption Event. After the occurrence of (A), (B) or (C), the Holder shall have the right at his or its option, in lieu of the Redemption Right, to convert the Preferred Stock for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common
Stock following such Redemption Event; the Holder shall be entitled upon such event to receive such amount of securities, cash or property as if the Holder had converted the shares of the Common Stock into which the Preferred Stock could have been converted immediately prior to such Redemption Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock). In the case of a transaction specified in (B) in which holders of the Company's Common Stock receive cash, the Holder shall have the right at his or its option, in lieu of the Redemption Right, to convert the Preferred Stock for such number of shares of the surviving company equal to the amount of cash into which the Preferred Stock is convertible divided by the fair market value of the shares of the surviving company on the effective date of the merger. In the case of (A), (B) or (C), the Company shall not effect any such Redemption Event unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the conversion of the Preferred Stock as provided herein shall assume, by written instrument delivered and reasonably satisfactory to, the Holder of the Preferred Stock, (a) the obligations of the Company under this Certificate of Designation (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Designation), (b) the obligations of the Company under the Purchase Agreement, the Warrant, this Certificate of Designation, and the Registration Rights

Agreement, and (c) the obligation to deliver to the Registered Owner such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 7.1(f), the Holder may be entitled to receive. Nothing in this Section 7.1(f) shall be deemed to authorize the Company to enter into any transaction not otherwise permitted by the Purchase Agreement. This provision shall similarly apply to successive Redemption Events.

         (g) Adjustment to Conversion Price.

               (i) If the Company, at any time while the Preferred Stock is outstanding, takes any of the actions described in this Section 7.1(g), then, in order to prevent dilution of the rights granted under this Certificate of Designation, at any time prior to the Maturity Date, the Conversion Price will be subject to adjustment from time to time as provided in this Section 7.1(g).

               (ii) Adjustment of Conversion Price upon Issuance of Common Stock. If at any time while the Preferred Stock is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the shares of Common Stock underlying the Warrants or the Preferred Stock or shares issued upon exercise of the Warrants or conversion of the Preferred Stock (collectively, the "Underlying Shares") or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in
          Schedule 2.1(c) of the Purchase Agreement or the securities to be issued in the transactions set forth on such Schedule 2.1(c) or any securities to be issued in an Underwritten Offering (as defined in the Registration Rights Agreement) before December 31, 2000 or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person), for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock in such issuance or sale. For the purpose of determining the adjusted Conversion Price under this Section 7.1(g), the following shall be applicable:

                    (A) Issuance of Options. If at any time while the Preferred
               Stock is outstanding the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement, or the securities to be issued in the transactions set forth on such Schedule 2.1(c), or any securities to be issued in an Underwritten Offering (as defined in the Registration Rights Agreement) before December 31, 2000, or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person)

               (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant, then the Conversion Price then in effect shall be reduced to equal the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options.

                    (B) Issuance of Convertible Securities. If at any time while the Preferred Stock is outstanding the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with a Stock Option Plan, shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement, shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) is less than the Conversion Price in effect immediately prior to issuance or sale, then the Conversion Price then in effect shall be reduced to an amount equal to the price per share for which the Common Stock is issuable upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (C) Change in Option Price or Rate of Conversion. If there is a change at any time in (i) the Purchase Price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in option price or rate of conversion the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed Purchase Price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                    (D) Effect on Conversion Price of Certain Events. For
               purposes of determining the adjusted Conversion Price under
               Section 7.1(g)(ii), the following shall be applicable:

                         (I) Calculation of Consideration Received. If any
                    Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Average Price of such security immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of Preferred Stock representing a majority of the aggregate number of shares of Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (a "Valuation Event"), the fair value of such consideration will be determined within forty-eight
                    (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon by the Holders of Preferred Stock representing a majority of the aggregate number of shares of Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                         (II) Integrated Transactions. In case any Option is
                    issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.01.

                         (III) Treasury Shares. The number of shares of Common
                    Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                         (IV) Record Date. If the Company takes a record of the
                    holders of Common Stock for the purpose of entitling them
                    (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (E) Certain Events. If any event occurs of the type
               contemplated by the provisions of Section 7.1(g) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, or assigns, of the Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
               Section 7.1(g).

                    (F) Notices. The Company shall give the Holder written
               notice of the occurrence of any of the events specified in this
               Section 7.1(g) as soon as practicable, but in no event later than three (3) Business Days, after such event and shall publicly disclose such event prior to or concurrently with the giving of such notice. Such notice shall contain at least: (A) a description of the event, (B) the adjusted Conversion Price with a reference to the applicable paragraph in Section 7.1(g), and
               (C) the dates of the five (5) Trading Day period during which the adjusted Conversion Price is in effect.

         (h) Delay in Payment to Holder. If the Company fails for any reason, voluntarily or involuntarily, to pay any amount of money to the Holder (including, without limitation, the declared dividends on the Preferred Stock, penalties or liquidated damages) in full on the date such amount is due to the Holder (the "Payment Due Date"), then, as partial relief for the delay in such payment to the Holder (which remedy shall not be exclusive of any other remedies available at law or in equity and shall not excuse or waive the Company's obligation to make such payment), from and after the Payment Due Date the Conversion Price in effect on the Payment Due Date shall be adjusted to the lesser of (i) the Conversion Price in effect on the Payment Due Date and (ii) 80% of the lowest Per Share Market Value on any day during the period beginning on and including the Payment Due Date and ending on the including the date, if ever, the Company pays in full to the Holder all amounts the Company's failure of which to pay is the basis for this adjustment, subject to further adjustment pursuant to this paragraph or other provisions of this Certificate of Designation. No adjustments will be made under this paragraph if the Company's failure to pay is due solely to delays caused by the Commission, so long as the Company has not breached or failed to observe or perform any covenant or agreement contained in this Certificate of Designation, the Warrant(s), the Purchase Agreement or the Registration Rights Agreement.

         7.2 QUALIFIED AUDITORS' REPORT. In the event that the Company's independent certified public accountants issue a report on their audit of the Company's financial statements for a full fiscal year and such report contains either a qualification or an explanatory paragraph relating to the Company's ability to continue as a going concern, the Conversion Price shall be adjusted to be equal to the lesser of: (i) the then current Conversion Price, or (ii) the Average Price for the ten-day period commencing on the first public announcement of such audit report.

         7.3 RESTRICTION ON CONVERSION BY EITHER THE HOLDER OR THE COMPANY. Notwithstanding anything herein to the contrary, in no event shall any Holder or the Company have the right or be required to convert any or all of the aggregate purchase price of the Preferred Stock and declared but unpaid dividends thereon of the Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 7.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this Section 7.3 may be waived by a Holder as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 7.3 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

         7.4 OFFICER'S CERTIFICATE. Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 7.1, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of the Preferred Stock and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Holders.

         7.5 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon conversion, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         7.6 FRACTIONAL SHARES. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         7.7 PAYMENT OF TAX UPON ISSUE OR TRANSFER. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         7.8 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first Business Day following such delivery (if received after 8:00 p.m. EST where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to International Isotopes Inc., 3100 Jim Christal Road, Denton, Texas 76207, Telephone: (940) 484-9492, Facsimile:
(940) 484-0877, Attention: Ira Lon Morgan with copies to Locke Liddell & Sapp, LLP, 100 Congress, Suite 300, Austin, Texas 78731, Attention: Curtis R. Ashmos, and (ii) if to any Holder to the address set forth on Schedule II to the Purchase Agreement with copies to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, Attn: James Kaye, fax no. (212) 872-1002 or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         7.9 ALLOCATIONS OF RESERVED AMOUNT. The Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining Holders, pro rata, based on the number of shares of Preferred Stock then held by such Holders.

         7.10 NASDAQ LIMITATION. In no event shall the Company be required to issue shares of Common Stock upon the conversion of Preferred Stock if such issuance would violate the rules of Nasdaq.

                                  ARTICLE VIII

                               OPTIONAL REDEMPTION

         8.1 OPTIONAL REDEMPTION.

         (a) The shares of Preferred Stock are redeemable, in whole or in part, at the option of the Company during the following time periods, from time to time, under the following conditions and subject also to the conditions set forth in Section 8.1(b) (the "Optional Redemption"):

               (i) Prior to the first anniversary of the Original Issue Date, the Company may redeem the shares of Preferred Stock subject to the other conditions herein, if the average closing price of the Company's Common Stock over twenty (20) consecutive Trading Days reaches over 200% of the Conversion Price as at the Original Issue Date;

               (ii) During the period commencing on the first Business Day immediately after the first anniversary of the Original Issue Date and ending on the second anniversary of the Original Issue Date, the Company may redeem the shares of Preferred Stock subject to the other conditions herein, if the average closing price of the Company's Common Stock over twenty (20) consecutive Trading Days reaches over 175% of the Conversion Price as at the Original Issue Date; and

               (iii) After the second anniversary of the Original Issue Date, the Company may redeem the shares of Preferred Stock subject to the other conditions herein, if the average closing price of the Company's Common Stock over twenty (20) consecutive Trading Days reaches over 150% of the Conversion Price as at the Original Issue Date.

         (b) Subject to the conditions set forth in Section 8.1(a), so long as
(i) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Redemption Notice Date (as defined below) and (ii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Preferred Stock, upon ten (10) Business Days prior written notice to the Holder (a "Redemption Notice"), the full number of outstanding shares of Preferred Stock may be redeemed by the Company, in whole at a price equal to the original purchase price of the Preferred Stock (the "Redemption Price"), together with any declared but unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the Redemption Date (as defined below) (subject to the right of the Holder on the Record Date to receive dividends due on the Dividend Payment Date).

         8.2 MECHANICS OF REDEMPTION. The Company shall exercise its right to redeem by delivering its Redemption Notice by facsimile and overnight courier to each Holder (such date that the notice is given, the "Redemption Notice Date"). Such Redemption Notice shall indicate (A) the Redemption Price, (B) each Holder's pro rata allocation of such maximum amount, and (C) a confirmation of the date ("Redemption Date") that the Company shall effect the redemption, which date shall be not less than thirty (30) Business Days and not more than sixty
(60) calendar days after the Redemption Notice Date. Notwithstanding anything in this Section 8.2, the Company shall convert any Preferred Stock pursuant to
Article VIII if the Conversion Notice for shares of Preferred Stock submitted for conversion is (i) delivered before the Redemption Date, (ii) for a Conversion Price greater than or equal to the Redemption Price (appropriately adjusted in accordance with the terms hereof) or (iii) in excess of such Holder's pro rata allocation of the maximum Redemption Price indicated in its Redemption Notice.

         8.3 PAYMENT OF REDEMPTION PRICE. The Company shall pay the applicable Redemption Price to the Holder of the shares of Preferred Stock being redeemed in cash on the Redemption Date. If the Company shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, in addition to any remedy such Holder may have under this

Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to each Holder, each Holder of shares of Preferred Stock submitted for redemption pursuant to this Article VIII and for which the applicable Redemption Price has not been paid, shall have the option, in lieu of redemption, (A) to require the Company to promptly return to such Holder all of the shares of Preferred Stock that were submitted for redemption by such Holder under this Article VIII and for which the applicable Redemption Price has not been paid or (B) to convert those shares of Preferred Stock for which the applicable Redemption Price has not been paid at a Conversion Price equal to the lesser of (I) the Conversion Price applicable to such conversion on the Redemption Date and (II) the lowest Per Share Market Value from the Redemption Date to the date the Holder gives a Void Redemption Notice by sending written notice thereof to the Company via facsimile (the "Void Redemption Notice"). Upon the Company's receipt of such Void Redemption Notice(s) requesting the return of the shares of Preferred Stock and prior to payment of the full applicable Redemption Price to each Holder, (i) the redemption shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Stock certificates submitted to the Company by each Holder for redemption under this
Article VIII and for which the applicable Redemption Price has not been paid and
(iii) the Conversion Price of such returned shares of Preferred Stock shall be adjusted to the lesser of (I) the Conversion Price applicable to such conversion on the date on which such shares of Preferred Stock were originally presented for redemption and (II) the lowest Per Share Market Value from the Redemption Date to the date the Holder gives a Void Redemption Notice. If the Company fails to timely effect a redemption in accordance with this Article VIII, the Company shall not be allowed to submit another Redemption Notice without the prior written consent of Holders of at least two-thirds (2/3) of the number of shares of Preferred Stock then outstanding.

                                   ARTICLE IX

                                   DEFINITIONS

         9.1 DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "Act" means the Securities Act of 1993, as amended.

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

         "Authorization Date" has the meaning set forth in Section 6.2.

         "Average Price" on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (x) of this definition.

         "BSE" means the Boston Stock Exchange.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13(d)(3) of the Exchange Act) of in excess of 40% of the voting securities of the Issuer, (ii) a replacement of more than one-half of the members of the Issuer's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Issuer with or into another entity, unless following such transaction, the Holders of the Issuer's securities continue to hold at least 67% of such securities following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Issuer in one or a series of related transactions, or (v) the execution by the Issuer of an agreement to which the Issuer is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).

         "Closing Date" means the date of the closing of the purchase and sale of the Preferred Stock.

         "Commission" means the United States Securities and Exchange Commission, or any successor to such agency.

         "Common Stock" means the Company's common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Date" has the meaning set forth in Section 5.3(a).

         "Conversion Default" has the meaning set forth in Section 6.2.

         "Conversion Default Date" has the meaning set forth in Section 6.2.

         "Conversion Default Payments" has the meaning set forth in Section 6.2.

         "Conversion Price" has the meaning set forth in Section 5.1.

         "Conversion Ratio" means, at any time, a fraction, the numerator of which is the Liquidation Value and the denominator of which is the Conversion Price at such time.

         "Conversion Shares" has the meaning set forth in the Purchase
Agreement.

         "Converted Preferred Stock" has the meaning set forth in Section
5.3(a).

         "Convertible Securities" has the meaning set forth in Section 7.1(g)(ii)(A).

         "Dividend Payment Date" has the meaning set forth in Section 2.1.

         "DTC" means the Depositary Trust Corporation.

         "Excess Amount" has the meaning set forth in Section 6.2.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Holder" or other similar terms means the registered holder of any share of Preferred Stock.

         "Issuance Date" means the date of first issue of any shares of Preferred Stock.

         "Junior Securities" means the Common Stock and all other equity securities of the Company]which are junior in rights and liquidation preference to Preferred Stock.

         "Liquidation Value" has the meaning set forth in Section 1.1.

         "Nasdaq" means the Nasdaq SmallCap Market.

         "Notice of Conversion" has the meaning set forth in Section 5.1(c).

         "Options" has the meaning set forth in Section 7.1(g)(ii)(A).

         "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         "Payment Due Date" has the meaning set forth in Section 7.1(h).

         "Per Share Market Value" means (i) on any particular date the closing bid price per share of the Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date or (ii) if the Common Stock is not listed then on Nasdaq or any Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Debenture; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

         "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Preferred Stock.

         "Record Date" has the meaning set forth in Section 2.1.

         "Redemption Date" has the meaning set forth in Section 8.2.

         "Redemption Notice" has the meaning set forth in Section 8.1(b).

         "Redemption Notice Date" has the meaning set forth in Section 8.2.

         "Redemption Price" has the meaning set forth in Section 8.1(b).

         "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "Registration Statement" has the meaning set forth in the Registration Rights Agreement.

         "Reserved Amount" has the meaning set forth in Section 6.2.

         "Reset Date" has the meaning set forth in Section 5.1(b).

         "Stock Option Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Issuer, pursuant to which the Issuer's securities may be issued to any employee, officer, director or consultant.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Subsequent Market" means the New York Stock Exchange, American Stock Exchange or Nasdaq National Market.

         "Trading Day" means (a) a day on which the Common Stock is traded on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent Market on which the Common Stock is then listed or quoted or (b) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter Market, as reported by the OTC Bulletin Board, or (c) if the Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions or reporting prices) provided, however that in any event that the Common Stock is not listed or quoted as set forth in (a), (b), or (c) hereof, then a Trading Day shall mean any Business Day.

         "Underlying Shares" means the number of shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof and the Purchase Agreement.

         "Unpaid Redemption Shares" has the meaning set forth in Section 5.4(b).

         "Valuation Event" has the meaning set forth in Section
7.1(g)(ii)(D)(I).

         "Void Redemption Notice" has the meaning set forth in Section 8.3.

         "Warrant" or "Warrants" has the meaning set forth in the Purchase Agreement.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 MODIFICATION OF CERTIFICATE OF DESIGNATION. This Certificate of Designation may be modified without prior notice to any Holder upon the written consent of the Company and the Holders of more than 75% of the shares of Preferred Stock then outstanding. The Holders of more than 75% of the shares of Preferred Stock then outstanding may waive compliance by the Company with any provision of this Certificate of Designation without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (1) reduce the number of shares of Preferred Stock whose Holders must consent to an amendment, supplement or waiver, or (2) make any shares of Preferred Stock payable in money or property other than as stated in the Certificate of Designation.

         10.2 MISCELLANEOUS. This Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof, except for matters of corporate law, which shall be governed by the laws of the State of Texas. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Certificate of Designation, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of Preferred Stock by acceptance of a share of Preferred Stock agrees to be bound by the provisions of this Certificate of Designation which are expressly binding on such Holder.

         10.3 PREFERRED STOCK OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the holders of the requisite number of shares of Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Preferred Stock which are owned by the Company or any other obligor on the Preferred Stock or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Preferred Stock shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any shares of Preferred Stock owned by the Purchasers shall be deemed outstanding for purposes of making such a determination. Shares of Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such shares of Preferred Stock and that the pledgee is not the Company or any other obligor upon the Preferred Stock or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Preferred Stock.

         10.4 NOTICE TO HOLDERS PRIOR TO TAKING CERTAIN TYPES OF ACTION. In case:

         (a) the Company shall authorize the issuance, at any time from and after the Original Issue Date, to all holders of any class or series of its Capital Stock, of rights or warrants to subscribe for or purchase shares of its capital stock or of any other right;

         (b) the Company shall authorize, at any time from and after the Original Issue Date, the distribution to all holders of any class or series of its Capital Stock, of evidences of its indebtedness or assets;

         (c) the Company shall declare a dividend (or other distribution) on its Common Stock or the Company shall declare a special nonrecurring dividend on or a redemption of its Common Stock;

         (d) of any subdivision, combination or reclassification of any class or series of Capital Stock of the Company at any time from and after the Original Issue Date or of any consolidation or merger to which the Company is a party and for which approval by the shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

         (e) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the Holders, at their last addresses as they shall appear upon the registration books of the Company, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (i) the date as of which the holders of record of such class or series of Capital Stock are to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action is expected to become effective, and the date as of which it is expected that holders of record of such class or series of Capital Stock record shall be entitled to exchange their stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action.

         The failure to give the notice required by this Section 10.4 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, subdivision, combination, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action, or the vote upon any of the foregoing.

         10.5 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         10.6 REFERENCES. References to Sections and Articles are to Sections and Articles of this Certificate of Designation, unless otherwise expressly provided.

         10.7 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.8 LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company (including any bond the Company's transfer agent requires the Holders to post) of the loss, theft, destruction or mutilation of any stock certificates representing Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series A Preferred Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Stock into Common Stock.

         10.9 REMEDIES CHARACTERIZED; OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company further covenants that it will not take any action which might materially and adversely affect the rights of the Holders of Preferred Stock. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         10.10 SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any person as the drafter hereof.

         10.11 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         10.12 PAYMENT OF TAX UPON ISSUE OF TRANSFER. The issuance of certificates for shares of the Common Stock upon conversion of the Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                          [SIGNATURE PAGE(S) TO FOLLOW]

         IN WITNESS WHEREOF International Isotopes Inc. has caused this Certificate of Designation to be signed by its President and Secretary on this ___ day of May, 1999.

                                          By:
                                              -----------------------------
                                          Name: Carl W. Seidel

                                                       President


                                          By:
                                              -----------------------------
                                          Name: Virgil L. Simmons

                                                       Secretary

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered
Holder in order to convert shares
of Series A Convertible Redeemable
Preferred Stock)

         The undersigned hereby elects to convert the number of shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") indicated below, into shares of common stock, par value $.01 per share (the "Common Stock"), of International Isotopes Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                 -----------------------------------------------
                                 Date to effect conversion

                                 -----------------------------------------------
                                 Number of shares of Series A Preferred Stock to be converted

                                 -----------------------------------------------
                                 Number of shares of Common Stock to be issued

                                 -----------------------------------------------
                                 Applicable Conversion Price

                                 -----------------------------------------------
                                 Signature

                                 -----------------------------------------------
                                 Name

                                 -----------------------------------------------
                                 Address